Exhibit 99

NEWS	National Fuel
[NFG logo omitted]	6363 MAIN STREET/WILLIAMSVILLE, NY 14221/TEL 800-634-5440 www.nationalfuelgas.com
RELEASE DATE: June 30, 2008
FOR ADDITIONAL INFORMATION PLEASE CALL
Julie Coppola Cox (716) 857-7079

National Fuel Announces Management Changes:
Ronald J. Tanski Named President of National Fuel Gas Supply Corporation
Anna Marie Cellino Named President of the Utility
Paula M. Ciprich Named Secretary of National Fuel Gas Company

(June 30, 2008) Williamsville, New York: National Fuel Gas Company (NYSE: NFG) (“National Fuel” or the “Company”) is an integrated energy company with more than $4 billion of assets spread across five principal segments. The largest of those segments are: Exploration and Production (Seneca Resources Corporation), Pipeline and Storage (National Fuel Gas Supply Corporation and Empire State Pipeline) and Utility (National Fuel Gas Distribution Corporation). Today, National Fuel announces the following management changes, all to be effective
July 1, 2008.

Ronald J. Tanski, who will continue to serve as Principal Financial Officer of National Fuel Gas Company, has been named President of National Fuel Gas Supply Corporation.

In announcing this appointment, David F. Smith, President and Chief Executive Officer of National Fuel Gas Company said, “The skill and leadership that Ron has brought to the Company’s other business units during his 29-year career will now be focused on the Supply Corporation. This is a company that I expect to be a key player in our industry’s efforts to grow the national infrastructure that is needed to bring supplies of natural gas to growing markets in the United States.”

Tanski joined National Fuel in 1979 and has served in a variety of positions in both the Company’s regulated and non-regulated businesses; since 2006, he has served as President of National Fuel Gas Distribution Corporation, the Company’s Utility segment. His experience also includes high-level management positions at Seneca Resources Corporation, in Houston, Texas, the Company’s non-regulated Exploration and Production segment; Empire Exploration, Inc., the Company’s Appalachian exploration subsidiary whose operations were merged with Seneca Resources in 1994; and Horizon Energy Development, Inc. Tanski earned an MBA and a Juris Doctor degree from the State University of New York at Buffalo and has served on the Board of Directors of the Western New York/Northwestern Pennsylvania chapter of the National Multiple Sclerosis Society and is a member of the Council on Accountancy at Canisius College, and the Texas State and Erie County Bar Associations. He resides in Tonawanda, New York.

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National Fuel Management Changes
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Anna Marie Cellino has been named President of National Fuel Gas Distribution Corporation, the Utility segment of National Fuel Gas Company. Cellino has most recently served as Senior Vice President of the Utility.

“Anna Marie has managed every major department in our Utility operation, bringing her strong work ethic, keen eye on cost and quality control and passion for exceptional customer service to the operation. She has been a trail blazer in many ways, serving as the first female officer of our Company and now in becoming the first woman to head our Utility, a business that serves more than 700,000 customers and had revenues in excess of $1 billion last year,” Smith said.

Cellino joined National Fuel in 1981 as an Attorney and in 1988 was promoted to Senior Attorney. In 1991, she was promoted to General Manager of the Utility’s customer service division and was named Assistant Vice President in 1992. In 1994, Cellino became Vice President of the Utility and Assistant Secretary of National Fuel Gas Company. She was elected Secretary of National Fuel Gas Company in 1995. Cellino is a member of the Board of Directors of the Volunteer Lawyers Project and the Canisius College Advisory Board. She is also the former Chairman of the Niagara Health Quality Coalition and was a member of the Leadership Buffalo Class of 1992. She has served as a member of the Board of Directors of the Child & Adolescent Treatment Services, Better Business Bureau, and the Boys & Girls Clubs of Buffalo, Inc. Cellino is a member of the New York and Erie County Bar Associations. She is an alumna of Canisius College, where she received a Bachelor of Science degree in Accounting in 1975, and of the State University of New York at Buffalo, where she received a Juris Doctor degree in 1981. She resides in West Seneca, N.Y.

Paula M. Ciprich has been named Secretary of National Fuel Gas Company and will continue to serve as General Counsel for National Fuel Gas Company.

“Paula has been at the forefront of our efforts to consolidate and centralize regulatory and legal compliance initiatives for all of our segments. Her experience and accomplishments across our businesses, from customer service and investor relations, to top-level Corporate matters, have well prepared her for this new role,” Smith said.

Ciprich joined the Company in 1988 as an Attorney in the Legal Department and was promoted to Senior Attorney in 1991. In 1992, she was promoted to Assistant General Manager of the Utility’s customer service division and in 1994 she was promoted to General Manager and also became responsible for the Company’s Investor Relations and Government Relations functions. She was named Assistant Secretary and General Counsel for the Utility in 1997. Ciprich earned a Bachelor of Arts degree in Mathematics from the University of Dallas and a Juris Doctor degree from the State University of New York at Buffalo. She is the Treasurer for the University at Buffalo Law Alumni Association, Inc., was a member of the 1999 Class of Leadership Buffalo and is a recipient of Business First’s “40 Under Forty” Award. Ciprich resides in Eggertsville, New York.

“One of the keys to our track record of success is in our long-tenured leadership team, a group that has served the Company together for many decades, providing strategic continuity and, collectively, more than 100 years of experience in managing the terrific portfolio of assets that comprise National Fuel Gas Company. In these senior-level appointments, and with the

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rest of our workforce that works diligently every day to provide superior service and reliable supplies of energy to hundreds of thousands of customers in western New York, northwestern Pennsylvania and beyond, we are confident that National Fuel is strongly positioned for continued success,” Smith said.

National Fuel is an integrated energy company with $4.2 billion in assets comprising five principal operating segments: Exploration and Production, Pipeline and Storage, Utility, Energy Marketing, and Timber. Additional information about the Company is available at http://www.nationalfuelgas.com or through its investor information service at 1-(800)-334-2188.

Analyst Contact: Media Contact:	James C. Welch (716) 857-6987 Julie Coppola Cox (716) 857-7079